EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, No. 333-220491 and Registration Statement on Form S-8, No. 333-171996 of The First Bancshares, Inc. of our report dated March 16, 2020 on the consolidated financial statements and the effectiveness of internal control over financial reporting of The First Bancshares, Inc. and subsidiary, which are included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ CROWE LLP

Atlanta, Georgia

March 16, 2020